FOR IMMEDIATE RELEASE

March 11, 2008

Contact: Rosemarie Faccone

    or Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS YEAR-END EARNINGS

FREEHOLD, NJ, March 11, 2008........UMH Properties, Inc. (AMEX:UMH) reported net income of $2,633,000 or $0.25 a share for the year ended December 31, 2007, as compared to $5,840,000 or $0.58 a share for the year ended December 31, 2006.

A summary of significant financial information for the years ended December 31, 2007 and 2006, and for the quarters ended December 31, 2007 and 2006, is as follows:

        For the Years Ended December 31,

	2007	2006

Total Revenues	$38,841,000	$42,645,000
Total Expenses	$36,307,000	$36,963,000
Net Income	$2,633,000	$5,840,000
Net Income per Share	$.25	$.58
FFO (1)	$6,192,000	$9,097,000
FFO per Share (1)	$.59	$.90
Weighted Average Shares Outstanding	10,535,000	10,094,000

        (continued on next page)

      For the Quarters Ended December 31,

	2007	2006

Total Revenues	$8,718,000	$12,895,000
Total Expenses	$8,971,000	$10,747,000
Net Income	$(243,000)	$2,206,000
Net Income per Share	$(.02)	$.22
FFO (1)	$710,000	$3,019,000
FFO per Share (1)	$.07	$.29
Weighted Average Shares Outstanding	10,689,000	10,260,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO is calculated as follows:

	For the Years Ended		For the Quarters Ended
	12/31/07	12/31/06	12/31/07	12/31/06

Net Income	$2,633,000	$5,840,000	($243,000)	$2,206,000
Gain on Sales of Depreciable Assets	(99,000)	(158,000)	(10,000)	(58,000)
Depreciation Expense	3,658,000	3,415,000	963,000	871,000

FFO	$6,192,000	$9,097,000	$710,000	$3,019,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2007 and 2006:

	2007	2006

Operating Activities	$2,767,000	$4,162,000
Investing Activities	(21,090,000)	(2,592,000)
Financing Activities	18,540,000	(4,121,000)

Samuel A. Landy, President, stated, “There were three factors that we believe to be non-recurring events that had a negative impact on our reported earnings in 2007: 1. In 2007, we wrote down approximately $1,000,000 in securities held for investment which were considered other than temporarily impaired. We plan on holding these securities as long-term investments and believe that the intrinsic value of these holdings is substantially above their current market value. 2. We realized a loss of approximately $700,000 on our 10 year Treasury futures contracts. Because accounting rules require us to realize gains or losses on our futures contracts quarterly, this can create volatility in our reported earnings. It is important that our shareholders understand that our interest rate risk hedging strategy is a part of our long-term risk management plan, and that we have offsetting positions that can benefit from falling 10 year interest rates. 3. The fair value of the Company’s interest rate swaps increased interest expense by $467,000 in 2007 as compared to $68,000 in 2006, a swing of almost $400,000. Because we plan on holding these loans to maturity, these changes in fair value of our interest rate swap will ultimately net to $0. ”

Mr. Landy further stated, “UMH owns 28 manufactured home communities. The value of our communities continues to rise. We have made substantial investments in upgrading and expanding our communities. While we do not publish what we believe to be our Net Asset Value (NAV), we feel that our current share price is not indicative of our current NAV nor the replacement costs of these high barrier to entry assets. Occupancy of our manufactured housing communities has declined to 81% from 82% at year end 2006. UMH has approximately 1,300 vacant sites. Because our operating expenses are largely fixed costs, our 1,300 vacant sites provide us with considerable operational leverage. Now that the conventional home lending environment has returned to more disciplined lending practices, we believe that the manufactured housing sector is poised for significant improvement. As new borrowers consider their housing options, manufactured housing should once again be viewed as an attractive affordable housing alternative. We have prepared ourselves to take advantage of the predicted change in the market. The extent of our benefit should become clearer over the course of the year.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

# # # # #